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                                 Exhibit (13)(c)

                 Fund Accounting and Related Services Agreement
                                     between
                     One Group Administrative Services, Inc.
                                       and
                            BISYS Fund Services, Inc.



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                 FUND ACCOUNTING AND RELATED SERVICES AGREEMENT

         THIS AGREEMENT is made effective as of the 1st day of November, 2000, by and between One Group Administrative Services, Inc. (the "Administrator"), a Delaware corporation having its principal place of business at 1111 Polaris Parkway, Columbus, Ohio 43271-1235 and BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

                             BACKGROUND INFORMATION

         A. One Group(R) Mutual Funds (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), currently consisting of fifty-five series of shares of beneficial interest ("Shares");

         B. Pursuant to a Management and Administration Agreement, dated as of November 1, 2000 (the "Administration Agreement") between the Trust and the Administrator, the Administrator provides various services, including but not limited to administrative and fund accounting services, for the Funds (as defined below) of the Trust;

         C. Under the Administration Agreement, the Administrator is authorized to subcontract with any entity or person concerning the provision of the services contemplated under the Administration Agreement; and

         D. The Administrator desires to retain BISYS to furnish fund accounting and related services to each series of the Trust, all as now or hereafter may be identified on Schedule A hereto as such Schedule may be amended from time to time (each, a "Fund"; collectively, "the Funds").

                             STATEMENT OF AGREEMENT

         The Administrator and BISYS hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

         ARTICLE 1. FUND ACCOUNTING AND RELATED SERVICES. Subject to the direction and control of the Administrator, BISYS shall perform or supervise the performance by others of the fund accounting and related services described in this Article 1. In that connection, BISYS shall:

a) prepare and file Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act;

b) review and provide information for the Trust's Registration Statement (on Form N-1A, Form N-14 or any replacements therefor), periodic supplements to the Registration Statement, proxy materials and other filings, provided such review and information relate to the services BISYS performs under this Agreement;



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c)     to the extent requested by the Administrator, provide information and assistance with inspections by the Securities and Exchange Commission (the "Commission");

d) coordinate annual audit activities, including providing information and assistance with respect to audits conducted by the Trust's independent auditors, provided such assistance relates to the services BISYS performs under this Agreement;

e)     prepare semi-annual and annual financial statements;

f) prepare and file periodic reports to shareholders and the Commission on Form N-SAR or any replacement forms therefor;

g) calculate and distribute performance data of the Funds to the Administrator and information service providers covering the investment company industry;

h) review all dividend declarations for the purpose of determining that such distributions are not "preferential" under the Internal Revenue Code;

i)     identify and track book-tax differences;

j) to the extent requested by the Administrator, review marketing material to verify that routine Fund information is accurate, provided such information is readily available from the fund accounting system;

k) prepare annual Trust expense budget and monthly accrual analyses and to the extent requested by the Administrator, assist in the performance of various quarterly expense savings analyses and expense benchmarking analyses;

l) review all invoices for Trust expenses, submit all valid expenses to the Administrator for review and approval and, if approved by the Administrator, pay such expenses;

m) prepare routine financial materials and other information requested by the Administrator for the board books for Trustees' meetings;

n) provide information necessary for the Administrator to prepare and file proofs of claims in connection with Class Action notices;

o) compile data for, assist the Trust or its designee in the preparation of, and file, all of the Funds' federal and state tax returns and required tax filings other than those required to be made by the Trust's custodian and transfer agent;

p) prepare income breakdown for year-end shareholder tax information letters and prepare and distribute Forms 1099-MISC for Trustee fees and vendor payments;

q)     prepare quarterly tax compliance checklist for use by Fund managers;

r) provide appropriate personnel and prepare appropriate materials for Board of Trustees meetings, providing such materials relate to the services BISYS performs under this Agreement;

s) as requested by the Administrator, assist in obtaining insurance coverage for the Trust and its Trustees and officers;

t) as requested by the Administrator, provide consulting on tax issues and Fund specific compliance issues and participate in providing semi-annual on-site compliance training to portfolio managers and other investment advisory personnel;



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u)     as requested, research and advise the Administrator on regulatory developments and industry issues that impact investment companies, the Trust, Fund managers or Trust officers;

v) as requested, provide information and research memoranda on current regulatory developments including disclosure issues and Fund/client issues and develop disclosure forms as necessary;

w) as requested by the Administrator, provide support and services (including on-site consulting) for Fund mergers and non-fund mergers, consolidations, conversions, and reorganizations, provided such support and services relate to the services BISYS performs under this Agreement, provided, however, that, with respect to proxy materials, BISYS will not create such materials but will provide appropriate support.;

x) as requested by the Administrator, provide consulting to the Administrator concerning Fund management and administration issues;

y) prepare and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

           (1) journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

           (2) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

           (3) separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

           (4) a monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

     (aa) as requested by the Administrator, perform monthly verifications of all portfolio data with various reporting agencies (i.e. Morningstar, Lipper, etc.). Verification shall be limited to information that is readily available form the Fund Accounting System or reasonably expected to be known.

     (bb)     perform the following accounting services daily for each Fund:

           (1) calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(z)(2) below;

           (2) obtain security prices from independent pricing services, or if such quotes are unavailable, sources identified in Pricing Guidelines adopted by the Trustees;

           (3) verify and reconcile with the Trust's custodian all daily trade activity;

           (4) compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, distribution yields, and weighted average portfolio maturity;



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           (5)    review daily the net asset value calculation and dividend
                  factor (if any) for each Fund prior to the release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

           (6) determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

           (7) amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

           (8) update fund accounting system to reflect rate changes on variable interest rate instruments;

           (9)    post Fund transactions to appropriate categories;

           (10)   accrue expenses of each Fund;

           (11) determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

           (12) provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies;

           (13) calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity; and

           (14) provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

     (cc)         perform the following additional accounting services for each
                  Fund:

           (1) provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                  Statement of Assets and Liabilities,
                  Statement of Operations,
                  Statement of Changes in Net Assets, and
                  Condensed Financial Information;

           (2)    provide accounting information for the following:

                  (a) federal and state income tax returns and federal excise tax returns;
                  (b) the Trust's semi-annual reports to the Commission on
                      Form N-SAR;



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                  (c) the Trust's annual, semi-annual and  quarterly (if any)
                      shareholder reports;
                  (d) registration statements on Form N-1A and other filings relating to the registration of shares;
                  (e) monitoring of the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;
                  (f) annual audit by the Trust's auditors;
                  (g) examinations performed by the Commission; and
                  (h) proxy materials.

          (3) calculate declaration of income/capital gain distributions in compliance with income/excise tax distribution requirements and ensure that such distributions are not "preferential" under the Internal Revenue Code.

          (4) provide the Administrator with weekly market pricing of securities in any Funds which are money market funds, along with the comparison to amortized cost valuations.

          (5)     provide cash flow reports, as requested by the Administrator.

          (6) provide access to the BISYS FundLink system in accordance with a separate BISYS FundLink agreement between the parties.

(dd)     perform the following Blue Sky services for each Fund:

          (1) qualify each Fund and its shares with the appropriate state blue sky authorities upon the Administrator's authorization;

          (2)     amend and renew sales permits as required;

          (3) monitor the sales of shares in individual states on a daily basis upon receipt of sales information from the Trust's Transfer Agent and other reporting entities and, when required, report sales to appropriate states;

          (4)     maintain Fund blue sky calendars;

          (5) address all blue sky audit and examination issues with regulatory authorities;

          (6)     conduct blue sky cost analyses;

          (7) request and transmit checks required for state qualifications and requalifications;

          (8) produce matrix of all blue sky qualifications for use with internal and external distribution to the Administrator and others designated by the Administrator and the Trust's Board of Trustees;

          (9) apprise Trust management of industry blue sky developments, including individual state qualification amendments;

          (10) review eligibility/applicability of potential state institutional or other exemptions;

          (11)    file Trust documents with blue sky states;

BISYS shall perform such additional services and shall provide such additional reports for the Trust which are mutually agreed upon by the parties from time to time, which may result in an additional charge, the amount of which shall be agreed upon between the parties.




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         ARTICLE 2.  ALLOCATION OF CHARGES AND EXPENSES.

         (A) BISYS. BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are officers or employees of BISYS or any affiliate of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

         (B) THE TRUST. The Administrator hereby represents the Trust has undertaken to pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, fees and expenses for legal and auditing services, fees and expenses of pricing services used to value securities pursuant to (bb)(2) above, transfer agency fees and expenses, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not officers or employees of the Administrator, the Distributor, or the investment advisor to the Trust or any affiliated company of the Administrator, the Distributor or the investment advisor, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisors to the Trust.

         ARTICLE 3.  COMPENSATION OF BISYS.

         (A) In consideration of the services rendered, the facilities furnished and the expenses assumed by BISYS pursuant to this Agreement, the Administrator shall pay BISYS compensation as specified in Schedule B attached hereto. Such compensation shall be paid to BISYS on the first business day of each month beginning December 1, 2000. If this Agreement terminates before the last day of a month, BISYS's compensation for that part of the month in which this Agreement is in effect shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For the purpose of determining fees payable to BISYS, the value of net assets of a particular Fund shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information for the computation of the Trust's net assets in connection with the determination of the net asset value of the Trust's shares.

         (B) All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 4. LIMITATION OF LIABILITY AND INDEMNIFICATION. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder. BISYS shall not be liable for any error of judgment or



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mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby.

         Notwithstanding the foregoing, BISYS assumes full responsibility and shall indemnify and hold harmless the Trust and the Administrator, and their employees, agents, directors, officers and nominees (each, an "Indemnified Party") from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of BISYS's willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement, or by reason of reckless disregard of its obligations and duties under this Agreement.

         The Administrator agrees to indemnify and hold harmless BISYS and its employees, agents, directors, officers and nominees (each, an "Indemnified Party") from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising out of or in any way relating to BISYS' performance of services under this Agreement or based upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Administrator; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own willful misfeasance, bad faith, or negligence in the performance of its duties under this Agreement, or by reason of reckless disregard of its obligations and duties under this Agreement.

         The rights under this Article 4 shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if either BISYS or the Administrator, as applicable (the "Indemnifying Party") be asked to indemnify or hold harmless an Indemnified Party, the Indemnifying Party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that BISYS or the Administrator, as applicable will use all reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Indemnifying Party, but failure to do so in good faith shall not affect the rights hereunder.

         The Indemnifying Party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Indemnifying Party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the other party, whose approval shall not be unreasonably withheld. In the event that the Indemnifying Party elects to assume the defense of any suit and retain counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. If the Indemnifying Party does not elect to assume the defense of a suit, it will reimburse the applicable Indemnified Parties for



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the reasonable fees and expenses of any counsel retained by them. The indemnity and defense provisions set forth herein shall indefinitely survive for a period of five years after the termination of this Agreement.

         The Indemnifying Party shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Administrator.

         ARTICLE 5.  ACTIVITIES OF BISYS.

                  (a) The services of BISYS rendered to the Administrator are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as an owner of Trust shares or otherwise.

                  (b) BISYS warrants that during the term of this Agreement, all of the prices, BISYS offers to the Administrator shall be equal to or more favorable to the Administrator than the prices that BISYS offers to any of its customers (i) for whom substantially similar services are being provided pursuant to an agreement having a substantially similar contract term and (ii) whose assets are substantially similar to those of the Administrator (hereafter referred to herein as a "Comparable Customer').

         If at anytime during the term of this Agreement, BISYS has entered into contractual arrangements with a Comparable Customer pursuant to which more favorable prices are offered than those that are offered to the Administrator, then, effective immediately, BISYS shall offer the more favorable prices to the Administrator and, upon acceptance of such offer by the Administrator, this Agreement will be amended to effectuate such change. The Administrator, in its sole discretion, may decline to accept any such offer. BISYS agrees to furnish to the Administrator, at least annually, a written certification by a duly authorized officer stating that BISYS has remained in compliance with the terms and conditions of this Section.

         ARTICLE 6. TERM. This Agreement shall become effective as of the date first written above (or, if a particular Fund is not in existence on the date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) and shall continue until October 31, 2004 and thereafter shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as BISYS, with the written consent of the Administrator, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement shall continue in full force and effect. This Agreement also will terminate upon the termination of the Management and Administration Agreement, provided the Administrator promptly notifies BISYS of such termination.



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         Either party to this Agreement may terminate this Agreement for cause prior to the expiration of the then current term by providing the other party with written notice of such termination at least 60 days prior to the date upon which such termination shall become effective. For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. On the termination date, BISYS shall be paid compensation calculated through the earlier of: (i) the last date BISYS performs services; or (ii) the termination date; provided, however, that BISYS shall complete all services prior to the termination date.

         If BISYS terminates this Agreement for "cause" or if this Agreement is terminated for any reason other than: (i) mutual agreement of the parties; (ii) for "cause" by the Administrator; (iii) nonrenewal of this Agreement; or (iv) termination or nonrenewal of the Administration Agreement, provided such termination or nonrenewal is not related to, or in connection with, a merger of the Trust with another open-end management investment company, the Administrator shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement and not as a penalty, to BISYS equal to the balance due BISYS for the lesser of (A) the next six months or (B) the remainder of the then-current term of the Agreement.

         The parties further acknowledge and agree that, in the event that this Agreement is terminated as set forth in the paragraph directly above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

         ARTICLE 7. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 8. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties hereto.

         ARTICLE 9. CERTAIN RECORDS. BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be made available to or surrendered



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promptly to the Trust on request for inspection by the Trust and/or the
Securities and Exchange Commission.

         BISYS agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder. In case of any request or demand for the inspection of such records and information by another party, BISYS shall notify the Administrator and follow the Administrator's instructions as to permitting or refusing such inspection; provided that BISYS may, after notice to the Administrator, exhibit such records and information to any person in any case where it is advised by its counsel that it may be held liable in civil or criminal contempt proceedings for failure to do so.

         ARTICLE 10. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

         ARTICLE 11. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address or by facsimile, when transmitted to the facsimile number specified below (or such other facsimile number as any such party may, by notice to the other party to this Agreement, have designated as its facsimile number for such purpose), and confirmation of receipt by facsimile is received. In the event that notice is provided by facsimile, the party sending the facsimile shall send a duplicate copy of the notice to the intended recipient by regular U.S. mail.

         if to the Administrator:

         1111 Polaris Parkway, Suite B-2
         Columbus, Ohio  43271-1235
         Attention: Mark A. Beeson
         Facsimile number:  (614) 213-6331

         if to BISYS:

         3435 Stelzer Road
         Columbus, Ohio 43219
         Attention: President
         Facsimile number: (614) 470-8715

         or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.



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         ARTICLE 12. GOVERNING LAW AND MATTERS RELATING TO THE TRUST AS A
MASSACHUSETTS BUSINESS TRUST. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the state of Ohio. The names "One Group(R) Mutual Funds" and `Trustees of One Group Mutual Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of `One Group Mutual Funds' entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        ONE GROUP ADMINISTRATIVE SERVICES, INC.


                                        By: /s/ Mark A. Beeson
                                            ----------------------------

                                        Title: President
                                               -------------------------

                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ Mark A. Dillon
                                            ----------------------------

                                        Title: Executive Vice President
                                               -------------------------




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                                   SCHEDULE A
                             TO THE FUND ACCOUNTING
                         AND RELATED SERVICES AGREEMENT
                                     BETWEEN
                     ONE GROUP ADMINISTRATIVE SERVICES, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

NAME OF THE FUND
----------------

Prime Money Market Fund
U.S. Treasury Securities Money Market Fund
Municipal Money Market Fund
Michigan Municipal Money Market Fund
Ohio Municipal Money Market Fund
Treasury Prime Money Market Fund
U.S. Government Securities Money Market Fund
Cash Management Money Market Fund
Treasury Cash Management Money Market Fund
Treasury Prime Cash Management Money Market Fund
U.S. Government Cash Management Money Market Fund
Municipal Cash Management Money Market Fund
Institutional Prime Money Market Fund
Treasury Only Money Market Fund
Government Money Market Fund
Tax Exempt Money Market Fund
Small Cap Growth Fund
Small Cap Value Fund
Mid Cap Growth Fund
Mid Cap Value Fund
Diversified Mid Cap Fund
Large Cap Growth Fund
Large Cap Value Fund
Equity Income Fund
Diversified Equity Fund
Balanced Fund
Equity Index Fund
Market Expansion Index Fund
Technology Fund
International Equity Index Fund
Diversified International Fund
Real Estate Fund
Ultra Short-Term Bond Fund
Short-Term Bond Fund
Intermediate Bond Fund
Bond Fund
Income Bond Fund
Government Bond Fund
Treasury & Agency Fund
High Yield Bond Fund
Mortgage-Backed Securities Fund
Short-Term Municipal Bond Fund
Intermediate Tax-Free Bond Fund
Tax-Free Bond Fund
Municipal Income Fund



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Arizona Municipal Bond Fund
Kentucky Municipal Bond Fund
Louisiana Municipal Bond Fund
Michigan Municipal Bond Fund
Ohio Municipal Bond Fund
West Virginia Municipal Bond Fund
Investor Growth Fund
Investor Growth and Income Fund
Investor Balanced Fund
Investor Conservative Growth Fund

ONE GROUP ADMINISTRATIVE SERVICES, INC.           BISYS FUND SERVICES OHIO, INC.


By:      /s/ Mark A. Beeson                       By: /s/ Mark A. Dillon
   ------------------------------------               -----------------------

Date:    9/27/00                                  Date: September 26, 2000
     ----------------------------------                 ---------------------




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                                   SCHEDULE B
                             TO THE FUND ACCOUNTING
                         AND RELATED SERVICES AGREEMENT
                                     BETWEEN
                     ONE GROUPADMINISTRATIVE SERVICES, INC.
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

RELATED SERVICES FEE

A monthly fee of $75,650 plus the following asset based charge:

                                                                   Annual Asset
                  Fund Type                                           Based Fee
                  ---------                                           ---------
                  Equity                                      .05 basis points
                  Bond                                        .05 basis points
                  Municipal Bond                              .05 basis points
                  Retail Money Market*                        .05 basis points
                  Investor                                    .04 basis points
                  Institutional Money Market                  .04 basis points

                  *Excluding investments by other One Group Funds.

FUND ACCOUNTING FEE (EXCLUDING ONE GROUP INVESTOR FUNDS)
Trust's average daily net assets           Annual Asset Based Fee
--------------------------------           ----------------------
First $10 billion                          1.5 basis points
Next $10 billion                           0.75 basis points
Next $30 billion                           0.50 basis points
Assets over $50 billion                    0.25 basis points

All new One Group Funds will be evaluated six (6) months after commencement of operations to assure that costs in the servicing of such have been recovered by BISYS. If not, an adjustment will be made to the overall level of fees hereunder to account for any shortfall.

ADDITIONAL FEE INFORMATION

Any new Funds or share classes added to the Trust after the date of this Agreement which increase the total number of funds or classes over the levels at November 1, 2000 shall incur, in addition to the asset based charges above, an additional charge of $25,000 per fund or share class.

In the event of termination of the Fund Accounting and Related Services Agreement for any and all reasons, BISYS will pay OGA a termination payment equal to $7,700 per month for each month remaining on the original contract term.

If, in BISYS's reasonable opinion, services requested by the Administrator under subsections (u), (v), and (x) of Article 1 would require BISYS to expend significant time or resources due to the complexity of the Administrator's request or the frequency of the Administrator's requests under such subsections, BISYS shall be entitled to an additional fee as agreed to by the parties in advance of the provision of services.



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